SCHEDULE 14C INFORMATION

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PSI Energy, Inc. (Name of Registrant As Specified In Its Charter)
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PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
A Cinergy Company

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2005

            We will hold the Annual Meeting of Shareholders of PSI Energy, Inc. on Thursday, May 5, 2005 at 8:30 a.m., local time, at the Northern Kentucky Convention Center, One West RiverCenter Boulevard, Covington, Kentucky.

            The purposes of the Annual Meeting are to:

    •
    elect three directors to serve for one-year terms ending in 2006; and

    •
    transact any other business that may properly come before the meeting (or any adjournment or postponement of the meeting).

            Shareholders of record at the close of business on Friday, March 4, 2005 may vote at the Annual Meeting.

            Proxies will not be solicited for the Annual Meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the Annual Meeting in person and cast their votes by ballot on the issues presented at the Annual Meeting.

By order of the Board of Directors,

Julia S. Janson Corporate Secretary and Chief Compliance Officer
Dated: April 4, 2005

PSI Energy, Inc.
1000 East Main Street
Plainfield, Indiana 46168
(317) 839-9611

INFORMATION STATEMENT

Introduction

            PSI Energy, Inc., an Indiana corporation, is an operating utility primarily engaged in providing electric service to our customers in north central, central, and southern Indiana. PSI is a subsidiary of Cinergy Corp., which is a Delaware corporation and is also the parent company of:

    •
    The Cincinnati Gas & Electric Company, which is an operating utility that provides electric and gas service to customers in southwestern Ohio and, through a principal subsidiary, The Union Light, Heat and Power Company, to customers in adjacent areas in Kentucky;

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    Cinergy Services, Inc., the subsidiary used to provide a variety of centralized administrative, management and support services to Cinergy and its companies; and

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    Cinergy Investments, Inc., the subsidiary used to hold most of Cinergy's domestic, non-regulated, energy-related businesses and investments, including natural gas marketing and trading operations.

            Cinergy has other subsidiaries formed for a variety of purposes, including holding its interests in international businesses, new technology initiatives and investment opportunities in the telecommunications industry and in energy and power generation.

Mailing of Material

            We began mailing this Information Statement on or about April 4, 2005 to the shareholders of PSI cumulative preferred stock in connection with the Annual Meeting of Shareholders to be held on May 5, 2005. Cinergy's Annual Report to Shareholders, including consolidated financial statements and accompanying notes for the year ended December 31, 2004, is also enclosed.

            We have hired ADP Investor Communication Services to help with the mailing of this material to the beneficial owners of PSI cumulative preferred stock held through brokerage houses and other custodians, nominees and fiduciaries. We will reimburse them for their out-of-pocket expenses for forwarding the material.

            Please be advised that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Voting Securities

            PSI's outstanding voting securities are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in four series. Holders of record of PSI's two classes of voting securities on March 4, 2005, the record date, may vote at the Annual Meeting.

            Cinergy beneficially owns all of the 53,913,701 outstanding shares of PSI common stock. There were 650,989 outstanding shares of PSI cumulative preferred stock on the record date.

            Because Cinergy's beneficial ownership represents more than 99% of the total votes that could be cast at the Annual Meeting, and because shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to PSI's Board of Directors, the election of all director-nominees is assured. Therefore, the Board considered it unnecessary to solicit proxies for the Annual Meeting. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the Annual Meeting in person and casting your vote by a ballot which will be provided for that purpose.

            The shares outstanding as of the record date, and the vote to which each share is entitled, are as follows:

Class	Shares Outstanding	Votes Per Share
Common Stock (without par value)	53,913,701	1 vote
Cumulative Preferred Stock
par value $100 per share	347,445	1 vote
par value $25 per share	303,544	1/4 vote

Security Ownership of Certain Beneficial Owners and Management

            The following table lists the sole owner of 5% or more of PSI's outstanding shares of common stock as of the record date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Cinergy Corp. 139 East Fourth St. Cincinnati, Ohio 45202	53,913,701	100%

            Based on the most recently available reports filed with the Securities and Exchange Commission, to our knowledge there were no owners of 5% or more of PSI's outstanding shares of cumulative preferred stock as of December 31, 2004.

            Listed on the following table is the number of shares of Cinergy common stock beneficially owned by each of PSI's director-nominees and executive officers named in the Summary Compensation Table, and by all directors and executive officers as a group, as of the record date. PSI's director-nominees and named executive officers did not beneficially own any shares of PSI cumulative preferred stock as of the record date.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael G. Browning	124,463 shares	*
Michael J. Cyrus	228,201 shares	*
R. Foster Duncan	234,619 shares	*
William J. Grealis	370,789 shares	*
James E. Rogers	1,622,124 shares	*
Kay E. Pashos	16,626 shares	*
James L. Turner	132,249 shares
All directors and executive officers as a group (13 persons)	2,783,144 shares	1.41%

*
Represents less than 1%.

(1)
Includes shares that there is a right to acquire within 60 days of March 4, 2005 in the following amounts: Mr. Browning – 12,543; Mr. Cyrus – 141,799; Mr. Duncan – 213,500; Mr. Grealis – 235,701; Mr. Rogers – 970,300; Ms. Pashos – 11,400; Mr. Turner – 101,626; and all directors and executive officers as a group – 1,691,269.

Director, Officer and Key Employee Stock Purchase Program

            During February 2000, under Cinergy's Director, Officer and Key Employee Stock Purchase Program, directors, officers and key employees were able to purchase shares of Cinergy common stock, thereby further aligning their interests with those of Cinergy's shareholders. Individual purchases financed through the Program ranged from $100,000 to $3,000,000. Five current executive officers of PSI and Mr. Browning participated in the financing portion of the Program. As of December 31, 2004, approximately $8.8 million of common stock were being financed through the Program. Pursuant to subsequent legal requirements prohibiting loans made or arranged by Cinergy to officers and directors, no additional purchases were permitted after February 2000. The Program terminated pursuant to its terms earlier this year at which time all loans were repaid by the participants.

Election of Directors

            In accordance with PSI's bylaws, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at three and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and were elected by shareholders at the 2004 annual meeting.

            For the election of directors at the Annual Meeting, the three persons receiving the greatest number of votes will be elected to the Board. As previously stated, Cinergy intends to vote all of the outstanding shares of PSI common stock in favor of the director-nominees, and because Cinergy's beneficial ownership of PSI's voting securities represents over 99% of the total votes that could be cast at the Annual Meeting, the election of the director-nominees is assured. All of the director-nominees have signified their willingness to serve.

            The following brief biographies contain information about the three director-nominees. The information includes each person's principal occupations and business experience for at least the past five years. Mr. Rogers and Ms. Pashos are employees of Cinergy and its affiliates or subsidiaries, including PSI.

Director	Principal Occupation and Other Information	Age	Director Since
Michael G. Browning	Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate development. He is a director of Cinergy Corp. and Standard Management Corporation. He also serves as owner, general partner or managing member of various real estate entities.	58	1990
James E. Rogers	Mr. Rogers is Chairman of the Board, President and Chief Executive Officer of Cinergy, and Chairman of the Board and Chief Executive Officer of PSI. Previously, he served as Vice Chairman, President and Chief Executive Officer of Cinergy, and as Vice Chairman and Chief Executive Officer of PSI. Mr. Rogers also holds, or has held, similar executive officer positions with Cinergy's principal subsidiaries. He is a director of Cinergy Corp., Duke Realty Corp. and Fifth Third Bancorp.	57	1988
Kay E. Pashos	Ms. Pashos has served as President of PSI since December 2004. Prior to that, since 1995 Ms. Pashos served in various legal capacities for Cinergy's Regulated Business Unit including as its General Counsel from 2003 to 2004.	46	2004

Meetings and Committees of the Board

            PSI's Board met six times during 2004. Each meeting was held concurrently or consecutively with a meeting of Cinergy's board of directors. All directors attended more than 75% of the total number of Board meetings and, if applicable, committee meetings on which they served. The Executive Committee is the only standing committee of the Board.

            During 2004, the Executive Committee members were Mr. Rogers (Chair) and Ms. Pashos. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of the Company, unless prohibited by our bylaws, the Board or applicable law.

            Compensation decisions related to executive officers of PSI are made by the Compensation Committee of Cinergy's Board of Directors. See "Compensation Committee Report on Executive Compensation" below for a discussion on Cinergy's Compensation Committee's policies on executive compensation.

Compensation of Directors

            Each non-employee director of PSI is eligible to receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended. However, any non-employee director of PSI who also serves as a non-employee director of Cinergy or any of its affiliates shall not receive the annual retainer fee, or any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of Cinergy's board of directors. Mr. Browning, a non-employee director of PSI, is currently also a non-employee director of Cinergy. Directors who are employees of Cinergy or any of its subsidiaries (Mr. Rogers and Ms. Pashos) receive no compensation for their services as directors.

            Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy and its subsidiaries may choose to defer the portion of his or her fees that is otherwise payable in cash into a bookkeeping account denominated in either cash or units representing shares of Cinergy common stock, or in a combination of cash and units. If deferred in units, additional units are credited to the director's account at the same time and rate as dividends are paid to holders of Cinergy common stock. Amounts deferred into a cash bookkeeping account earn interest at the annual rate (adjusted quarterly) equal to the interest rate on a one-year certificate of deposit for $100,000 (as quoted in The Wall Street Journal) on the first business day of the calendar quarter. Deferred units are distributed as shares of Cinergy common stock, and accrued cash accounts are paid in cash, generally commencing in the year immediately following the year in which the director ceases to be a director.

            The accrual of future benefits under Cinergy's Retirement Plan for Directors was eliminated effective January 1, 1999. Mr. Browning converted his accrued cash benefit under the Plan on that date to units representing shares of Cinergy common stock, payable commencing at the time of his retirement from both PSI's and Cinergy's boards. Additional stock units are credited to his account at the same time and rate as dividends are paid to holders of Cinergy common stock.

Compensation Committee Report on Executive Compensation

            The executive compensation-related responsibilities of the Compensation Committee include:

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    reviewing, approving and overseeing the process and substance of Cinergy's executive compensation policy;

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    reviewing and approving compensation for Cinergy's Chief Executive Officer and other executive officers; and

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    reviewing and approving the executive compensation plans and the administration thereof.

Compensation Policy

            Our executive compensation program is designed to promote the delivery of sustained superior performance for all of Cinergy's stakeholders by attracting, retaining and motivating high quality executives. From a financial perspective, superior performance is defined as ranking in the top quartile for total shareholder return, calculated based on stock price appreciation and dividends ("TSR"), compared to those companies that comprise the S&P Electric Supercomposite Index. Furthermore, in an effort to strengthen the alignment of executive and shareholder interests, our strategy is to compensate executives using, whenever possible, stock-based compensation. The Committee has engaged an independent compensation consultant, reporting directly to the Committee, in order to ensure that our executive compensation program and the individual components thereof are consistent with these policies and competitive with the market.

            The Committee, with the assistance of its independent compensation consultant, establishes different components of compensation using information relating to several peer groups in addition to the S&P Electric Supercomposite Index referenced in our Performance Graph. Compensation for Cinergy's executive officers primarily consists of the following components, as well as benefits under the other programs described herein:

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    Base salary;

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    Annual incentives; and

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    Long-Term incentives.

            The Committee believes that applying benchmarks relating to different peer groups is the most appropriate method of analyzing these different components of compensation, as below described:

Compensation Component	Peer Groups	Rationale
Base Salary and Annual Incentives for Utility Specific Executives	Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.	The Committee believes the direct competitors for utility specific executives are those companies in the energy industry with revenues similar to Cinergy's.
Base Salary and Annual Incentives for General Corporate Executives
	General Industry Peer Group – The Towers Perrin – General Industry Survey, which is comprised of a broad mix of companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.	The Committee believes that general industry firms also compete for general corporate executives.
Long-Term Incentives
Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.
Due to the inherent differences in the risk associated with different industries, the Committee believes the long-term incentive opportunities available to Cinergy executive officers should be consistent with the incentive opportunities offered within the energy industry.
Total Compensation for Named Executive Officers	Proxy Peer Group – The Proxy Peer Group is comprised of 13 large, integrated U.S. utilities that have similar business models and comparable risk profiles.	The Committee believes the direct competitors for the most experienced senior management talent are the companies in the Proxy Peer Group.
Total Compensation for Other Executive Officers
Energy Industry Peer Group – The Towers Perrin – Energy Services Survey, which is comprised of domestic utilities and related energy companies, with the relevant compensation data adjusted to reflect the different sizes of the peer group companies.
The Committee believes that the total compensation of Cinergy's executive officers should be consistent with the compensation provided by other companies in the energy industry because they are faced with similar opportunities, challenges and risks.

            The significant components of our compensation program are below discussed.

            Base Salaries.    Base salaries for the executive officers are reviewed annually and are targeted at the 50th – 75th percentile of the applicable peer group, as above described.

            Annual and Long-Term Incentives.    As discussed below, our annual and long-term incentive plans are intended to complement base salary and provide executive officers with total compensation targeted at the 50th percentile of the applicable peer group. The Committee believes that annual and long-term incentive opportunities assist in motivating the behavior necessary to manage short- and long-term corporate goals successfully. This pay for performance emphasis results in a compensation mix in which targeted annual and long-term incentives, in the aggregate, make up, on average, at least 50% of the total annual compensation opportunity of the Chief Executive Officer and other executive officers. See "Annual Incentive Compensation" and "Long-Term Incentive Compensation" for a description of the annual and long-term incentive plans in which the named executive officers participate.

            Total Compensation.    We provide executive officers a combination of fixed and variable pay, using base salary, short-term incentives and long-term incentives. These components, in the aggregate, are targeted to deliver total compensation at the 50th percentile of the applicable peer group. However, if Cinergy delivers superior performance, our compensation program is designed to provide total compensation at the 75th percentile of the applicable peer group, and, conversely, if Cinergy's performance should decline, its executive officers' total compensation is designed to decline to a level commensurate with such performance. The Committee monitors each component of executive compensation and regularly compares pay to the performance of Cinergy's executive officers using the peer group data described above and the advice of its independent compensation consultant.

            Stock Ownership and Retention Requirements.    In a further effort to align the interests of the shareholders, the directors, the Chief Executive Officer and the other executive officers, the Board implemented a minimum stock ownership policy in August 2002. Under this policy, the Chief Executive Officer and the other executive officers are required to maintain a minimum ownership interest in Cinergy equal to five times and three times their annual base salaries, respectively, and directors are required to maintain a minimum ownership interest in Cinergy equal to two times their annual retainer. The Chief Executive Officer and directors are in compliance with this requirement. The other executive officers have a transition period within which to comply, and Cinergy monitors their progress toward the requirement. Cinergy also has a policy under which the directors, the Chief Executive Officer and the other executive officers are prohibited from disposing of any shares of Cinergy common stock acquired by virtue of the exercise of stock options (except to the extent necessary to pay the exercise price and/or any accompanying tax obligations) until 90 days after their termination from employment or other service with Cinergy.

Annual Incentive Compensation

            Approximately 2,100 employees, including all executive officers, participated in Cinergy's Annual Incentive Plan ("AIP") in 2004. To advance our pay for performance emphasis, participants are eligible to receive incentive cash awards or bonuses under the AIP only to the extent that certain pre-determined corporate, business unit and individual goals are achieved.

            In 2004, the corporate goal was based on the attainment of certain levels of net income. For approximately 50 of Cinergy's executives, including the executive officers, 40% of their 2004 annual incentive bonus was determined based on the corporate net income goal, 30% was determined based on the successful implementation of certain cost savings initiatives, and 30% was determined based on individual goals. For corporate center and shared services employees, the corporate net income goal and the aggregate individual goals were each weighted at 50% of the total possible award. For all other employees, the corporate net income goal was weighted at 50% of the total possible award, with business unit specific goals and individual goals weighted at 25% each. Pursuant to the terms of the AIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), all relevant performance criteria would be deemed satisfied at the maximum.

            For 2004, target awards ranged from 3% to 75% of an employee's annual base salary, depending upon the employee's position within Cinergy. For purposes of this calculation, $1,850,004 was used as the Chief Executive Officer's annual base salary because his employment agreement requires that $600,000 of his performance-based phantom stock award be included in his 2004 AIP award calculation. See "Employment Agreements" for a description of this performance-based phantom stock award. The target and maximum annual incentive opportunity was 75% and 130%, respectively, for the Chief Executive Officer and 60% and 105%, respectively, for each of the other named executive officers.

            Achievement levels for goals under the AIP are based on a scale from 1.0 to 3.0. After taking into account certain factors that were beyond the control of Cinergy, the Committee used its discretion to certify an achievement level of 1.0 for the 2004 corporate goal for all AIP participants except for our most senior management, consisting of approximately 130 employees, including all of the named executive officers, who received a 0.0 achievement level for the 2004 corporate goal. The Committee also determined that each of the named executive officers achieved a 3.0 with respect to the cost savings goal. Payouts to the named executive officers for the individual goal component of their 2004 AIP bonuses corresponded to achievement levels ranging from 1.0 to 3.0. The individual goals included a corporate governance goal, a succession planning and diversity goal, an employee engagement goal and a customer satisfaction goal.

            For 2005, the AIP will be based on a corporate net income goal, business unit goals and individual goals. For the named executive officers, the corporate net income goal and aggregate individual goals are equally weighted. The 2005 annual incentive bonus for other participants in the AIP will be determined based on the corporate net income goal, business unit specific goals and individual goals as appropriate.

Long-Term Incentive Compensation

            Cinergy has a long-term incentive compensation program under the terms of the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan ("LTIP"). The LTIP is designed to align the long-term interests of our shareholders and management by providing incentives to increase TSR. The LTIP ties a large portion of the participants' potential total compensation to long-term performance. This pay for performance approach provides an upside potential for outperforming peer companies, and downside risk for underperforming. Our most senior management, consisting of approximately 130 employees, including all executive officers, participated in the LTIP in 2004.

            The LTIP consists of overlapping three-year performance cycles, with a new three-year performance cycle starting each January 1. The cycle that ended December 31, 2004 covered calendar years 2002 through 2004, and the cycle that started on January 1, 2005 continues through December 31, 2007.

            For the performance cycle that started on January 1, 2004, the annualized target award opportunity ranged from 20% to 160% of an employee's annual base salary, depending on the employee's position within Cinergy. For purposes of this calculation, $1,874,004 was used as the Chief Executive Officer's annual base salary consistent with the Committee's prior determination that the $624,000 non-elective contribution made to the Cinergy Corp. 401(k) Excess Plan on his behalf in 2003 in lieu of a merit increase should be included for purposes of this calculation. The target LTIP award opportunities are 160% for the Chief Executive Officer and 90% for each of the other named executive officers. Stock options comprise 25% of the total award value under the cycles that are currently outstanding, and the Value Creation Plan (discussed below) comprises the other 75%. Pursuant to the terms of the LTIP as approved by shareholders in 2002, in the event of a change in control (as defined in the plan), vesting and payment of awards would accelerate, and all relevant performance criteria would be deemed satisfied at the maximum.

            The Value Creation Plan portion of the LTIP consists of a target grant of performance shares for each cycle. Performance share awards are paid 50% in Cinergy common stock and 50% in cash. These performance shares generally vest only to the extent that Cinergy's TSR targets for the cycle are met as compared with the TSR of a peer group of companies. This peer group consists of the companies in the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated events that occur during the cycle of the type that could distort the index (e.g., bankruptcies and transactions or potential transactions involving companies included in the index group). The following table illustrates how the performance share payouts directly align participants' pay to Cinergy's performance:

Relative TSR Performance Percentile	Percent Payout of Target Grant of Performance Shares
85th Percentile or above	200%
80th Percentile	185%
70th Percentile	150%
60th Percentile	115%
55th Percentile	100%
40th Percentile	40%
30th Percentile or below	0%

            Cinergy's TSR performance percentile with respect to the named executive officers for the LTIP cycle that ended December 31, 2004 was 72.0, which generally would have corresponded to a payout equal to 157.0% of the target grant of performance shares. However, the Committee determined that Cinergy's common stock issuance on December 9, 2004 (which the Company consummated at a time of favorable market conditions resulting in proceeds to Cinergy at a near 52-week high stock price) likely distorted the results of Cinergy's comparative TSR for the three-year period that ended December 31, 2004. Therefore, the Committee adjusted the performance share payout for this cycle by calculating Cinergy's relative TSR performance for the period commencing on January 1, 2004 and ending on December 8, 2004 (the day before the common stock issuance), rather than the period ending on December 31, 2004. This adjustment yielded a performance percentile of 74.4 and a payout equal to 165.4% of the target grant of performance shares.

Additional Awards

            The Committee may grant additional short-term or long-term awards to recognize increased responsibilities or special contributions, to attract new hires to Cinergy, to retain executives, or to recognize other special circumstances. In 2004, certain performance-based restricted stock awards were granted to the named executive officers as shown in the Summary Compensation Table.

Other Programs

            Cinergy also provides its executive officers with life and medical insurance, pension, savings and compensation deferral programs, perquisites and other benefits that are competitive with market practices. The Committee considers all benefits when reviewing the total compensation of the executive officers.

Chief Executive Officer

            Philosophy.    The Committee's objective with respect to CEO compensation is to motivate and retain a chief executive officer who is committed to delivering sustained superior performance for all of Cinergy's stakeholders. We attempt to compensate the Chief Executive Officer using, whenever possible, stock-based compensation so as to strengthen his alignment with shareholder interest in stock price appreciation and dividend yield. The Chief Executive Officer is also provided perquisites and retirement benefits commensurate with those provided to chief executive officers of comparably-sized general industry companies.

            Chief Executive Officer 2004 Compensation Package.    Consistent with our compensation philosophy described above, in early 2004, the Committee approved a new compensation package for Mr. Rogers, including a restated employment agreement. See "Employment Agreements" for a description of Mr. Rogers' restated employment agreement. Mr. Rogers has served as Chairman and CEO of PSI Energy, Inc. since 1988, as CEO of Cinergy Corp. since 1995, and as Chairman since 2000. The Committee determined that the new compensation package was appropriate, and continues to be appropriate, based upon the long-term performance of Mr. Rogers.

            Base Salary.    In 2004, Mr. Rogers did not receive an increase to his base salary, and he elected to defer the portion of his base salary that otherwise might not have been deductible under Section 162(m) of the Internal Revenue Code.

            Annual Incentive Compensation.    For 2004, Mr. Rogers received a cash award under the Annual Incentive Plan in the amount of $1,258,003. The award was based on the corporate and cost savings goal achievement discussed above, and a 3.0 with respect to his objective individual goals, which, as stated above, included a corporate governance goal, a succession planning and diversity goal, an employee engagement goal and a customer satisfaction goal.

            Long-Term Incentive Compensation.    Mr. Rogers' payout for the performance cycle of the LTIP that ended December 31, 2004, consisted of 59,055 shares of Cinergy common stock and $2,467,900.

            As stated above, the Committee emphasizes pay for performance. In this regard, approximately 80% of Mr. Rogers' 2004 compensation listed in the Summary Compensation Table was performance-based.

Code Section 162(m)

            Internal Revenue Code Section 162(m) generally limits Cinergy's annual federal income tax deduction to one million dollars for compensation paid to each of the named executive officers. However, qualifying performance-based compensation is exempted from the deduction limit under certain conditions. The Committee attempts to qualify the named executive officers' compensation for full corporate deductibility, including awards under the shareholder-approved AIP and LTIP; however, in an effort to remain competitive and attract and retain key management employees, certain compensation awarded in 2004 may not qualify for exemption from the deduction limit under Section 162(m) of the Internal Revenue Code.

Compensation Committee
Michael G. Browning, Chair George C. Juilfs Thomas E. Petry John J. Schiff, Jr.

Summary Compensation Table

            Included in the following table is, for the past three years, the compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers in 2004. These amounts include payments for services in all capacities to Cinergy and its subsidiaries. We sometimes refer to the persons listed below as the "named executive officers."

						Long-Term Compensation
	Annual Compensation					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)		Restricted Stock Awards(1) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts(2) ($)	All Other Compen- sation(3)(4) ($)
James E. Rogers Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	1,250,004 1,250,004 1,250,004	1,258,003 1,920,854 1,240,003	47,876 103,441 7,620	(5)	0 0 0	138,600 145,500 123,200	4,935,799 4,609,396 4,719,363	214,781 1,172,311 1,278,639
R. Foster Duncan Executive Vice President of Cinergy and Chief Executive Officer of the Commercial Business Unit	2004 2003 2002	630,360 592,860 522,504	340,394 499,950 514,339	114,169 278,163 10,839	(6)	259,669 331,522 0	26,200 29,000 29,000	1,160,532 861,484 629,005	31,600 29,767 54,667
Michael J. Cyrus Executive Vice President of Cinergy and Chief Executive Officer of the Regulated Business Unit	2004 2003 2002	622,248 589,560 575,004	224,009 493,500 488,615	107,277 3,958 1,165	(7)	207,719 142,062 0	25,900 31,300 31,900	1,277,140 1,074,176 1,507,497	41,230 52,765 48,360
William J. Grealis Executive Vice President	2004 2003 2002	606,744 569,538 550,008	327,642 481,214 541,418	34,136 23,141 19,059		207,719 142,062 0	25,200 30,500 30,500	1,221,656 1,023,582 1,365,307	21,320 21,410 67,347
James L. Turner Executive Vice President and Chief Financial Officer	2004 2003 2002	525,008 435,709 346,500	283,504 366,632 341,089	14,689 6,764 3,939		207,719 331,522 0	19,800 19,200 19,200	769,562 614,140 815,942	39,174 22,247 36,679

(1)
The aggregate value of all restricted stock holdings for Messrs. Rogers, Duncan, Cyrus, Grealis and Turner, respectively, as of December 31, 2004 are $0, $698,718, $399,190, $399,190 and $644,974. With respect to a portion of the restricted stock, dividends are payable upon vesting and with respect to the remaining portion of the restricted stock, dividends are payable on a current basis in accordance with Cinergy's applicable dividend policy.

(2)
Amounts appearing in this column reflect payouts relating to the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan ("LTIP").

(3)
Amounts appearing in this column for 2004 include for Messrs. Rogers, Duncan, Cyrus, Grealis and Turner, respectively: (i) employer matching contributions under the 401(k) Plan and related 401(k) Excess Plan of $55,625, $27,923, $27,570, $9,094 and $23,099; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $6,700, $3,677, $2,502, $12,226 and $16,075. For Mr. Rogers, the amount also includes above market interest of $152,456 earned on portions of his base salary deferred from 1992 to 2001 under his Deferred Compensation Agreement. For Mr. Cyrus, the amount also includes $11,157 of profit sharing contributions under the 401(k) Plan and related Excess Profit Sharing Plan.

(4)
A portion of All Other Compensation for 2003 for Messrs. Rogers, Duncan, Cyrus and Grealis was not calculable as of the filing of the 2004 proxy statement. These amounts have been included herein in the applicable officer's All Other Compensation column for 2003.

(5)
A portion of Other Annual Compensation for 2003 for Mr. Rogers was not calculable as of the filing of the 2004 proxy statement. This amount has been included herein with respect to Mr. Rogers' Other Annual Compensation column for 2003.

(6)
This amount includes $37,321 related to club membership and dues.

(7)
This amount includes $14,430 related to a car allowance and $37,431 related to club membership and dues.

Option/SAR Grants Table

            Included in the following table are individual grants of options to purchase Cinergy common stock made to the named executive officers during 2004. On January 1, 2003, Cinergy began expensing new stock option grants. The fair value of a stock option is expensed over the option's vesting period. In 2004 Cinergy granted 739,200 stock options with an average fair value of $5.65 per option. In 2004 Cinergy recognized approximately $2.7 million of expense related to stock options granted since January 1, 2003.

	Individual Grants(1)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
		% of Total Options/SARs Granted to Employees in Fiscal Year
Name	Number of Securities Underlying Options/SARs Granted (#)		Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
James E. Rogers	138,600	18.75%	38.75	1/1/2014	3,377,682	8,559,590
R. Foster Duncan	26,200	3.54%	38.75	1/1/2014	638,494	1,618,112
Michael J. Cyrus	25,900	3.50%	38.75	1/1/2014	631,183	1,599,584
William J. Grealis	25,200	3.41%	38.75	1/1/2014	614,124	1,556,352
James L. Turner	19,800	2.68%	38.75	1/1/2014	482,526	1,222,848

(1)
All options were granted pursuant to the LTIP effective January 1, 2004 and become exercisable on January 1, 2007, the third anniversary of the grant. In the case of a change-in-control of Cinergy or the retirement or death of the executive, all stock options become immediately exercisable.

(2)
The amounts shown represent hypothetical potential appreciation of Cinergy common stock and do not represent either historical performance or, expected future levels of appreciation. The actual values which may be realized, if any, upon the exercise of stock options will depend on the future market price of Cinergy common stock, which cannot be forecast with reasonable accuracy.

Aggregated Option/SAR Exercises and Year End Option/SAR Values Table

            Included in the following table is, for each named executive officer, information concerning (i) stock options to purchase Cinergy common stock exercised during 2004, including the value realized (i.e., the spread between the exercise price and the market price on the date of exercise), and (ii) the number of shares covered by options held on December 31, 2004 and the value of the officer's "in the money" options. "In-the-money" value is the positive spread between the closing market price of Cinergy common stock on December 31, 2004 ($41.63 per share) and an option's exercise price per share.

			Number of Securities Underlying Unexercised Options/SARs at Year End (#)	Value of Unexercised In-The-Money Options/SARs at Year End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable
James E. Rogers	478,200	6,867,549	836,020/418,380	5,560,627/2,711,619
R. Foster Duncan	0	0	144,500/164,200	1,398,760/1,306,592
Michael J. Cyrus	168,301	2,752,064	109,899/89,100	1,088,947/572,337
William J. Grealis	80,199	1,200,379	205,201/86,200	2,618,421/552,924
James L. Turner	0	0	82,426/58,200	1,180,581/359,427

Long-Term Incentive Plan Awards Table

            Both stock option grants and target awards of performance shares were made for the three-year LTIP performance cycle that began January 1, 2004. The stock option grants are reported on the "Option/SAR Grants Table"on page 14. Included in the following table are potential payouts of performance shares awarded to the named executive officers during 2004.

			Estimated Future Payouts under Non-Stock Price-Based Plans(2)
Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
James E. Rogers	(1)	1/1/04 – 12/31/06	0	80,194	160,388
R. Foster Duncan	(1)	1/1/04 – 12/31/06	0	15,173	30,346
Michael J. Cyrus	(1)	1/1/04 – 12/31/06	0	14,978	29,956
William J. Grealis	(1)	1/1/04 – 12/31/06	0	14,605	29,210
James L. Turner	(1)	1/1/04 – 12/31/06	0	11,434	22,868

(1)
See "Option/SAR Grants Table."

(2)
Payouts of performance shares are tied to Cinergy's TSR targets for a cycle as compared with the TSR of a peer group consisting of the companies comprising the S&P Electric Supercomposite Index as of the first day of the cycle, adjusted for certain specifically enumerated events that occur during the cycle of the type that could distort the index (e.g., bankruptcies and transactions or potential transactions involving companies included in the index group). See "Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation." If Cinergy does not exceed the threshold level of performance equal to the 30th percentile of the peer group's TSR, no performance shares are earned. The target and maximum amounts are earned if Cinergy's TSR meets the 55th and meets or exceeds the 85th percentiles, respectively, of the peer group's TSR. Except in the case of a change in control, disability, death or retirement on or after age 50 during the cycle, a participant must be employed on the last day of a cycle to receive an earned award. See "Summary Compensation Table" above for payouts related to the cycle ended December 31, 2004 and "Compensation Committee Report on Executive Compensation – Long-Term Incentive Compensation" for additional information.

Long-Term Incentive Plan—Phantom Stock Units Awards Table

            Effective January 1, 2004, Mr. Rogers was granted a $5,000,000 performance-based phantom stock award. The $5,000,000 award was converted into phantom stock units using the average of the high and low price of a share of Cinergy common stock on December 31, 2003. Subject to limited exceptions, including the occurrence of a change in control of Cinergy, these phantom stock units will vest and be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that (i) he remains continuously employed by Cinergy until December 31, 2006 and (ii) pre-established performance criteria are satisfied during the period that begins on January 1, 2004 and ends on December 31, 2006. The Compensation Committee approved the performance criteria, which require that Cinergy maintain certain minimum dividend levels and ratings on its unsecured indebtedness. Once contributed to the 401(k) Excess Plan, the award will be deemed to be invested at all times in shares of Cinergy common stock and will be distributed to Mr. Rogers, in cash, following his retirement from the Company. The stock units were granted with tandem dividend equivalent rights that are paid on a current basis in accordance with Cinergy's applicable dividend policy. As described in more detail in the "Employment Agreements" section below, a portion of the award is included in Mr. Rogers' base salary for certain purposes when calculating his benefits under the LTIP, AIP and the supplemental retirement benefit provided under his employment agreement.

			Estimated Future Payouts under Non-Stock Price-Based Plans	Estimated Future Payouts under Non-Stock Price-Based Plans	Estimated Future Payouts under Non-Stock Price-Based Plans
Number of Shares, Units or Other Rights
Name		Performance or Other Period Until Maturation or Payout
			Threshold	Target	Maximum
James E. Rogers	129,049	1/1/04 – 12/31/06	N/A	N/A	N/A

Pension Benefits

            Substantially all non-union employees, including our named executive officers, are entitled to benefits under our Non-Union Employees' Pension Plan ("Pension Plan"). In addition, eligible employees, including our named executive officers, will receive benefits under our Supplemental Executive Retirement Plan ("SERP") and Excess Pension Plan at retirement, and each named executive officer may receive an additional retirement benefit under his employment agreement (described below). These plans, which are described in more detail below, are defined benefit pension plans to which the participants do not contribute.

            Pension Plan and Excess Pension Plan.    At the end of 2002, each active participant in the Pension Plan, including our named executive officers, was provided a one-time election to continue to have his or her pension benefit calculated under a traditional final average pay formula or to earn future benefits under one of two new cash balance programs. Each of the named executive officers, other than Mr. Cyrus, elected to continue to earn benefits under the traditional final average pay formula, which calculates pension benefits based on a participant's "highest average earnings" and years of plan participation. The Excess Pension Plan, which covers employees with eligible earnings in excess of certain tax code limitations, including the named executive officers, is designed primarily to provide those benefits which cannot be paid from the Pension Plan by reason of certain tax code limitations applicable to qualified plan benefits. The following table shows the estimated annual pension benefits payable as a straight-life annuity under the final average pay formula of our Pension Plan and Excess Pension Plan to participants who retire at age 62.

	Years of Service
Compensation	5	10	15	20	25	30	35	40
$500,000	$38,613	$77,227	$115,840	$154,454	$193,067	$231,680	$270,294	$305,294
750,000	58,613	117,227	175,840	234,454	293,067	351,680	410,294	462,794
1,000,000	78,613	157,227	235,840	314,454	393,067	471,680	550,294	620,294
1,250,000	98,613	197,227	295,840	394,454	493,067	591,680	690,294	777,794
1,500,000	118,613	237,227	355,840	474,454	593,067	711,680	830,294	935,294
1,750,000	138,613	277,227	415,840	554,454	693,067	831,680	970,294	1,092,794
2,000,000	158,613	317,227	475,840	634,454	793,067	951,680	1,110,294	1,250,294
2,250,000	178,613	357,227	535,840	714,454	893,067	1,071,680	1,250,294	1,407,794
2,500,000	198,613	397,227	595,840	794,454	993,067	1,191,680	1,390,294	1,565,294
2,750,000	218,613	437,227	655,840	874,454	1,093,067	1,311,680	1,530,294	1,722,794
3,000,000	238,613	477,227	715,840	954,454	1,193,067	1,431,680	1,670,294	1,880,294
3,250,000	258,613	517,227	775,840	1,034,454	1,293,067	1,551,680	1,810,294	2,037,794
3,500,000	278,613	557,227	835,840	1,114,454	1,393,067	1,671,680	1,950,294	2,195,294
3,750,000	298,613	597,227	895,840	1,194,454	1,493,067	1,791,680	2,090,294	2,352,794
4,000,000	318,613	637,227	955,840	1,274,454	1,593,067	1,911,680	2,230,294	2,510,294

            For pension purposes, a participant's "highest average earnings" is generally the employee's average annual earnings (including short-term incentive compensation and, with respect to the Excess Pension Plan, certain non-elective contributions to the 401(k) Excess Plan) during a three consecutive year period within the ten years immediately preceding retirement, that produces the highest average. For purposes of the table, the estimated credited years of service at age 62 for the named executive officers are as follows: Mr. Rogers, 20 years; Mr. Duncan, 15 years; Mr. Grealis, 12 years; and, Mr. Turner, 26 years. For purposes of this table, Mr. Rogers' current highest average earnings is $3,225,999. The benefits are not subject to any deduction for social security or other offset amounts.

            As stated above, Mr. Cyrus elected to earn benefits under the Balanced Program, which is one of the Pension Plan's two cash balance programs. The Balanced Program provides an annual pay credit equal to 3%, 4% or 5% (depending on the participant's years of service) of eligible annual earnings to a hypothetical account established for the participant, plus interest credits that are currently based on the 30-year Treasury bond rate. The estimated annual benefit payable upon retirement at age 62 for Mr. Cyrus under the Pension Plan's Balanced Program and the Excess Pension Plan is $153,130. This estimate is based on the assumption that: (i) Mr. Cyrus remains employed until age 62; (ii) his compensation increases at an annual rate of 3%; (iii) he receives his target annual bonus each year; and, (iv) current interest rates remain constant. Participants in the Balanced Program also are entitled to receive profit sharing contributions to their accounts under Cinergy's 401(k) Plan and Excess Profit Sharing Plan, in an aggregate amount of up to 5% of eligible earnings in any one year, based on Cinergy's corporate performance.

            Supplemental Executive Retirement Plan.    Our SERP provides selected executive officers, including the named executive officers, with an opportunity to earn a pension benefit that will replace up to 60% of their "final average earnings". Benefits payable under the SERP are reduced by the benefits provided under our Pension Plan and Excess Pension Plan, and further reduced by 50% of the employee's age 62 social security benefit. Under the SERP, each participant accrues a retirement income replacement percentage at the rate of 4% per year from the date the participant is first classified as a "senior executive employee," up to a maximum of 15 years. For this purpose, "final average earnings" is the greater of (i) the employee's highest average earnings (as defined in our Pension Plan) or (ii) the final 12 months of base pay plus short-term incentive compensation, each of which includes certain non-elective contributions under the 401(k) Excess Plan. Based on the SERP and applicable employment agreements (discussed below), the estimated retirement income replacement percentage for each named executive officer is 60%, except that this amount is 65% for Mr. Rogers.

            Employment Agreements.    Each named executive officer has entered into an employment agreement that provides that if he retires after age 55, he will be entitled to a supplemental retirement benefit equal to the excess of the maximum potential SERP benefit over his actual total benefit under our Pension Plan, Excess Pension Plan and SERP. The supplemental retirement benefit is payable to the named executive officer's surviving spouse, if any, if he dies while employed by Cinergy after reaching age 55. Any benefit payable to the surviving spouse will be actuarially adjusted, consistent with the applicable joint and survivorship provisions contained in the Pension Plan. The supplemental retirement benefit provided to Mr. Rogers under his employment agreement differs in two ways: (i) upon attaining age 58, his benefit will be increased to 65% of his "highest average earnings"; and (ii) his "highest average earnings" includes certain portions of the performance award below discussed. The employment agreements are described in more detail below.

            The named executive officers generally may elect to receive the actuarial equivalent of their entire supplemental retirement benefit, and their benefits under the Excess Pension Plan and SERP, in a lump sum if they terminate employment prior to the second anniversary of a change in control. In the absence of a change in control, participants may elect to receive one-half of such benefits in the form of a lump sum payable following their termination of employment.

            The American Jobs Creation Act of 2004, which was enacted on October 22, 2004, made substantial changes to the administration, design and taxation of deferred compensation arrangements. Cinergy's compensation plans are being reviewed, and will be revised, as necessary, to comply with the new laws.

            Cinergy's Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance during employment and with post-retirement deferred compensation. If the participant retires after attaining age 50, the life insurance coverage is canceled and, instead, the participant receives the value of the coverage in the form of deferred compensation, payable in ten equal annual installments of $15,000 per year. Mr. Turner has also elected to participate in our Executive Life Insurance Plan, under which Cinergy pays the premiums with respect to a whole life insurance policy owned by Mr. Turner that provides life insurance coverage in an amount equal to the amount of his annual base salary and target annual bonus.

Employment Agreements

            We have entered into an employment agreement with each of our named executive officers. The term of the employment agreements expires on December 31, 2007. On December 31, 2005, and each year thereafter, the term is automatically extended for one additional year absent notice of earlier termination by either party. The named executive officers will receive the following annual salaries in 2005: $1,250,004 for Mr. Rogers, $652,428 for Mr. Duncan, $644,028 for Mr. Cyrus, $606,744 for Mr. Grealis and $540,000 for Mr. Turner. Each named executive officer is entitled to receive the same perquisites as are provided to other senior executives of Cinergy and to participate in the same benefit and retirement plans offered to our other executive officers, including the SERP, Excess Pension Plan, AIP and LTIP, with the target and maximum incentive awards under those plans to be not less than as specified in the employment agreements. We also will reimburse the named executive officers for taxes applicable to certain benefits they receive. The employment agreements also provide the supplemental retirement benefits above described.

            If we terminate a named executive officer's employment for cause (as defined in the agreement), or if the executive terminates his employment other than for good reason (as defined in the agreement), then he will be entitled to receive under his employment agreement only his "accrued benefits," which consist of earned but unpaid compensation and benefits, including a pro rata portion of the executive's projected bonus under the AIP.

            Outside the change in control context (i.e., prior to or more than twenty-four months after a change in control), if we terminate a named executive officer's employment without cause or the executive terminates his employment for good reason, then, in addition to his accrued benefits, the executive will be entitled to receive the following severance benefits:

    •
    three times the sum of his annual base salary plus the higher of his prior year annual bonus or his current year projected bonus (but not less than target); and

    •
    continued medical and welfare benefits through the end of the stated term of the employment agreement or a cash equivalent (reduced by coverage obtained from subsequent employers).

            In the change of control context (i.e., within twenty-four months after a change in control), if we terminate a named executive officer's employment without cause or the executive terminates his employment for good reason, then the executive will be entitled to receive, in addition to his accrued benefits, the following severance benefits:

    •
    three times the sum of the higher of his annual base salary and target annual bonus or his annual base salary in effect immediately prior to the change in control and annual bonus (based on the higher of his prior year annual bonus, his annual bonus for the year prior to the change in control, or his current year projected bonus (but not less than target));

    •
    the present value of any benefits under our Executive Supplemental Life Program;

    •
    full vesting of his accrued benefits under our Pension Plan, Excess Pension Plan and SERP;

    •
    three additional years of age and service credit for purposes of calculating the supplemental retirement benefit and benefits under our Pension Plan, Excess Pension Plan and SERP;

    •
    welfare benefits for a thirty-six month period following termination of service or a cash equivalent (reduced by coverage obtained from subsequent employers);

    •
    a payment of $50,000 in lieu of additional automobile benefits; and

    •
    miscellaneous benefits, including outplacement services.

            If the employment of a named executive officer is terminated other than by death, the executive will be entitled to reimbursement for reasonable relocation costs (reduced by relocation benefits obtained from subsequent employers). For Mr. Duncan, this benefit will include reimbursement for any loss he incurs on the sale of his principal residence. Cinergy will pay legal fees incurred by each named executive officer as a result of successfully disputing a termination of employment that entitles him to benefits under his employment agreement. In the event any payment made to a named executive officer results in the imposition of the golden parachute excise tax, Cinergy must make an additional payment to him to cover all such excise taxes and any taxes on the additional payments.

            Any stock options or stock appreciation rights held by the executives become immediately exercisable upon a change in control to the extent not otherwise provided in the applicable plan document. If an executive terminates employment for any reason within twenty-four months following the change in control, his stock options and stock appreciation rights remain exercisable for at least three months following termination of employment.

            Under his employment agreement, Mr. Rogers received a $5 million performance-based phantom stock award that will be credited to his account under the 401(k) Excess Plan on December 31, 2006, provided that performance measures established by the Compensation Committee have been satisfied as of that date. The credit to Mr. Rogers' account will be accelerated (without regard to the achievement of the performance measures) in the event he dies or becomes disabled, we terminate his employment without cause, he terminates his employment for good reason or in the event of a change in control. In order to further align the interests of Mr. Rogers and our shareholders, the credit, if any, to Mr. Rogers' account under the 401(k) Excess Plan will remain invested in phantom shares of Cinergy common stock until distributed, in cash, upon his retirement from the Company. Mr. Rogers is paid dividend equivalents on the $5 million potential award on a current basis; and $600,000 of the potential award will be included in Mr. Rogers' annual base salary for purposes of calculating his LTIP awards during 2005 and 2006, and for purposes of calculating his annual bonus and supplemental retirement benefit during 2004, 2005 and 2006.

            Mr. Rogers is entitled to certain severance benefits in addition to those above described. In particular, in the event that we terminate Mr. Rogers' employment without cause or he terminates his employment for good reason, then Mr. Rogers also will be entitled to (i) a payment of $60,000 (rather than the $50,000 benefit provided to the other named executive officers) in lieu of additional automobile benefits, and (ii) in the event such termination occurs outside the change in control context, the aggregate amount that he would have received had he remained employed through the end of the employment term under the performance share awards that he holds on the date of his termination of employment.

Deferred Compensation Agreement

            In 1992, PSI Energy, Inc. entered into a deferred compensation agreement with Mr. Rogers. Except for earnings on amounts previously deferred, Mr. Rogers is not accruing any additional benefits under this agreement. The agreement provides that upon termination of his employment, for any reason other than death, Mr. Rogers will receive two 15-year annual cash benefits beginning the first January thereafter. Payment of the first annual cash benefit will commence no later than January 2010 and will range from $290,000 if payment begins in January 2006 to $554,000 if payment begins in January 2010. Payment of the second annual cash benefit will commence no earlier than January 2008 and no later than January 2010 and will range from $179,000 to $247,000. Comparable amounts are payable if Mr. Rogers dies before these payments begin.

Independent Public Accountants

            Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Information on fees billed by Deloitte for services rendered during 2003 and 2004 follows.

Category	2003 Fiscal Year		2004 Fiscal Year(1)
Audit Services	$2,132,990		$3,000,075
Audit-Related Services	$309,200		$356,700
Tax Services	$497,242		$2,069,067
All Other Services	$2,394,276	(2)	$0

(1)
The Audit-Related Services included audits of our benefit plans and certain types of consultation. The Tax Services included international, federal and state preparations and compliance, as well as tax consultation. Tax compliance services accounted for approximately $100,000 of all Tax Services.

(2)
In 2002, we entered into negotiations with Deloitte Consulting to perform services for the Company on the understanding that Deloitte was in the process of spinning off Deloitte Consulting and therefore Deloitte Consulting would no longer be affiliated with our independent auditors related to these services and the Company will incur no further fees related to this project.

By order of the Board of Directors,

Julia S. Janson Corporate Secretary and Chief Compliance Officer
Dated: April 4, 2005